Ex 10.2

THIRD SUPPLEMENT TO INDENTURE

THIRD SUPPLEMENT TO INDENTURE (this “Supplement”) dated as of February 12, 2010, by and among SILVERLEAF FINANCE IV, LLC a Delaware limited liability company (the “Issuer”), UBS REAL ESTATE SECURITIES INC., a Delaware corporation, as noteholder (the “Noteholder”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

Reference is made to the Indenture, dated as of March 2, 2006, by and among the Issuer, the Noteholder, and the Trustee, pursuant to which the Silverleaf Finance IV, LLC Variable Funding Note (the “Note”) was issued and the Issuer pledged certain Collateral to the Trustee to secure the payment of the Note (as supplemented hereby, the "Indenture").  Capitalized terms used in this Supplement have the meanings given such terms in the Indenture, as supplemented hereby, except as provided otherwise herein.

The Issuer has requested that the Indenture be amended pursuant to Section 9.1(b) thereof, as set forth below.

1.	Amendments.

(a)           The second paragraph of Section 2.11 of the Indenture is hereby deleted in its entirety and replaced with the following:

“On each Business Day prior to the Facility Termination Date that is a Funding Date, and upon the satisfaction of all conditions precedent to (a) the funding of an Advance and (b) the purchase of Receivables and Other Conveyed Property, in each case as set forth in Section 2.1(b) of the Sale and Servicing Agreement, and Section 6.02 and Section 6.03 (and with respect to the first Advance after February 12, 2010, Section 6.04) of the Note Purchase Agreement, the Issuer shall be entitled to borrow additional funds pursuant to an Advance on such Funding Date in an aggregate principal amount equal to the Advance Amount with respect to such Funding Date. Each request by the Issuer for an Advance shall be deemed to be a certification by the Issuer as to the satisfaction of the conditions specified in the immediately preceding sentence.”

(b)           Section 3.9 of the Indenture is hereby deleted in its entirety and replaced as follows:

“Section 3.9   Quarterly Statement as to Compliance. So long as the Note is Outstanding, the Issuer will deliver to the Trustee and the Noteholder on or before February 28, 2010 and thereafter on or before the last day of each calendar quarter, an Officer's Certificate, dated as of the last day of the immediately preceding calendar quarter (or, in the case of the first such certificate, December 31, 2009), stating as to the Authorized Officer signing such Officer's Certificate that:

(i) using their best efforts, a review of the activities of the Issuer during the preceding calendar quarter (or, in the case of the first such certificate, the preceding year) and of performance under this Indenture has been made under such Authorized Officer's supervision; and

(ii) to the best of such Authorized Officer's knowledge, based on such best efforts review, the Issuer has complied with all conditions and covenants under this Indenture throughout such calendar quarter (or, in the case of the first such certificate, throughout such year) and no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default, or, if there has been a default in the compliance of any such condition or covenant, specifying each such default known to such Authorized Officer and the nature and status thereof.”

(c)           Article III of the Indenture is hereby amended by inserting the following after Section 3.27 thereof:

“Section 3.28  Independent Director  The Issuer shall at all times have at least one Independent Director (as defined in the Limited Liability Company Agreement).  Neither Silverleaf nor the Issuer shall remove any Person serving as an Independent Director nor shall Silverleaf or the Issuer appoint any Person to serve as an Independent Director except, in either case, in accordance with the provisions of the Limited Liability Company Agreement and with the prior written consent of the Noteholder, which may be granted or withheld in its sole and absolute discretion.”

(d)           Section 5.1(xv) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(xv)  the Three Month Rolling Average of Delinquency Ratios exceeds 9.0%;”

(e)           Section 5.1(xviii) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(xviii)  a Three Month Rolling Average of Serviced Receivables Default Ratios Event shall occur;”

2.             Conditions Precedent.  The Issuer hereby states that the following conditions precedent to this Supplement have been fulfilled pursuant to Section 9.1(b) of the Indenture:

(a)           Issuer Order.  An Issuer Order authorizing the Trustee to enter into this Supplement has been duly executed by the Issuer and presented to the Trustee.

(b)           Notice to the Rating Agency.  Prior written notice of this Supplement has been provided to the Rating Agency.

3.             Effective Date.  Pursuant to Section 9.4 of the Indenture, upon execution by the Issuer, the Noteholder and the Trustee, this Supplement shall become effective and be a part of the Indenture for all purposes as though executed with the Indenture and effective as of the date hereof.

4.             Reaffirmation and Ratification of Existing Agreements, Etc.  The Issuer: (i) reaffirms and ratifies all the obligations to the Trustee and the Noteholder, in respect of the Indenture, as hereby amended, and the other Basic Documents, and (ii) agrees that the Indenture, as amended hereby, and the other Basic Documents shall remain in full force and effect, enforceable against the Issuer in accordance with their terms.

5.             Miscellaneous.

(a)           This Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(b)           This Supplement shall be deemed to be a contract made under the laws of the State of New York and shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

(c)           The headings of the several sections of this Supplement are for convenience only and shall not affect the construction hereof.

(d)           This Supplement shall be deemed to be a Basic Document under the Indenture and the other Basic Documents.

(e)           The Noteholder shall not, by any act, delay, omission or otherwise, whether prior to, on, or after the date hereof, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of the Noteholder.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by the Noteholder of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Noteholder would otherwise have on any future occasion, whether similar in kind or otherwise.

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered as of the date first above written.

SILVERLEAF FINANCE IV, LLC

By:	S/ HARRY J. WHITE, JR.
Title:	Chief Financial Officer

UBS REAL ESTATE SECURITIES INC., as Noteholder

By:	/S/ COLIN BENNETT
Title:	Executive Director

By:	/S/ MARK SHERIDAN
Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Trustee

By:	/S/ SUE DIGNAN
Title:	Vice President